Exhibit 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF PFG AND Cheney bros.

The unaudited pro forma combined statement of operations for the fiscal year ended June 29, 2024 and the three months ended September 28, 2024, combines the historical consolidated statements of operations of Performance Food Group Company ("PFG") and Cheney Brothers, Inc. and Subsidiaries ("Cheney Bros."), giving effect to the transaction and the financing of the transaction as if they each had occurred on July 2, 2023. The unaudited pro forma combined balance sheet as of September 28, 2024, combines the historical consolidated balance sheets of PFG and Cheney Bros, giving effect to the transaction and the financing of the transaction, as if they each had occurred on September 28, 2024.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial statements in accordance with Article 11 of Regulations S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•
separate historical unaudited interim financial statements of PFG as of and for the three months ended September 28, 2024, and the related notes, included in PFG’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2024;
•
separate historical unaudited interim financial statements of Cheney Bros. as of and for the three months ended August 31, 2024, and the related notes, included as Exhibit 99.2 to PFG’s Current Report on Form 8-K/A to which this Exhibit 99.3 is attached, incorporated by reference herein;
•
separate historical audited financial statements of PFG as of and for the fiscal year ended June 29, 2024, and the related notes, included in PFG’s Annual Report on Form 10-K for the year ended June 29, 2024; and
•
separate historical audited financial statements of Cheney Bros. as of and for the year ended May 31, 2024, and the related notes, included as Exhibit 99.1 to PFG’s Current Report on Form 8-K/A to which this Exhibit 99.3 is attached, incorporated by reference herein.

PFG and Cheney Bros. have different fiscal year-ends. However, the fiscal year-ends differ by less than one quarter and, therefore, the pro forma financial information has been prepared by combining each entity’s historical financial information without any recasting of periods.

The unaudited pro forma combined financial information has been prepared by PFG using the acquisition method of accounting in accordance with GAAP. PFG has commenced the necessary valuation and other studies required to complete the acquisition accounting. However, the valuation and other studies have not yet progressed to a stage where there is sufficient information for a definitive measurement. PFG will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the transaction.

The assets and liabilities of Cheney Bros. have been measured based on various preliminary estimates using assumptions that PFG believes are reasonable based on information that is currently available. PFG has not yet determined fair value adjustments for Cheney Bros.’ property, plant and equipment and right-of-use assets, which could vary by a significant amount due to appraised values and potential changes in lease term, discount rate, and lease payments when determining the lease assets and liabilities. Additionally, since PFG has not yet determined the tax effects of differences between the financial statements and tax bases of assets and liabilities, no pro forma adjustments were made to the deferred tax assets and liabilities. Differences between preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma adjustments are based upon available information and certain assumptions that PFG management believes are reasonable. The unaudited pro forma combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by PFG management; however, it is not necessarily indicative of PFG’s financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company.

PFG management expects that the strategic and financial benefits of the proposed transactions will result in certain cost savings opportunities. Given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma combined statements of operations for either period.

Unaudited Pro Forma Combined Statement of Operations
for the three months ended September 28, 2024

(In millions, except per share data)	PFG	Cheney Bros.	Pro Forma Adjustments		Pro Forma As Adjusted Combined
Net sales	$15,415.5	$818.5	$-		$16,234.0
Cost of goods sold	13,651.3	673.5	-		14,324.8
Gross profit	1,764.2	145.0	-		1,909.2
Operating expenses	1,548.9	126.9	(0.3)	(a)	$1,698.6
			20.6	(b)
			2.5	(d)
Operating profit	215.3	18.1	(22.8)		210.6
Other expense, net:
Interest expense	66.8	3.2	(3.2)	(e)	95.6
			28.8	(f)
Other, net	1.6	(0.2)			1.4
Other expense, net	68.4	3.0	25.6		97.0
Income before taxes	146.9	15.1	(48.4)		113.6
Income tax expense	38.9	3.9	(12.6)	(g)	30.2
Net income	$108.0	$11.2	(35.8)		$83.4
Weighted-average common shares outstanding:
Basic	154.6	-	-		154.6
Diluted	156.2	-	-		156.2
Earnings per common share:
Basic	$0.70	$-	$-		$0.54
Diluted	$0.69	$-	$-		$0.53

See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 4. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Combined Statement of Operations
for the fiscal year ended June 29, 2024

(In millions, except per share data)	PFG	Cheney Bros.	Pro Forma Adjustments		Pro Forma As Adjusted Combined
Net sales	$58,281.2	$3,277.4	$-		$61,558.6
Cost of goods sold	51,704.1	2,669.6	-		54,373.7
Gross profit	6,577.1	607.8	-		7,184.9
Operating expenses	5,750.7	500.3	(1.3)	(a)	$6,365.7
			82.5	(b)
			13.5	(c)
			20.0	(d)
Operating profit	826.4	107.5	(114.7)		819.2
Other expense, net:
Interest expense	232.2	11.3	(11.3)	(e)	359.0
			126.8	(f)
Other, net	(2.6)	(3.4)	-		(6.0)
Other expense, net	229.6	7.9	115.5		353.0
Income before taxes	596.8	99.6	(230.2)		466.2
Income tax expense	160.9	25.2	(59.8)	(g)	126.3
Net income	$435.9	$74.4	(170.4)		$339.9
Weighted-average common shares outstanding:
Basic	154.4	-	-		154.4
Diluted	156.0	-	-		156.0
Earnings per common share:
Basic	$2.82	$-	$-		$2.20
Diluted	$2.79	$-	$-		$2.18

See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 4. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Combined Balance Sheet
as of September 28, 2024

(In millions)	PFG	Cheney Bros.	Pro Forma Adjustments		Pro Forma As Adjusted Combined
ASSETS
Current assets:
Cash	$42.5	$0.3			$42.8
Accounts receivable	2,497.0	176.3			2,673.3
Inventories, net	3,677.8	246.2	32.8	(a)	3,956.8
Income tax receivable	27.8	1.1			28.9
Prepaid expenses and other current assets	224.6	13.3			237.9
Total current assets	6,469.7	437.2	32.8		6,939.7
Goodwill	2,701.5	8.0	(8.0)	(b)	3,347.1
			645.6	(c)
Other intangible assets, net	1,241.0	4.7	(4.7)	(b)	1,995.3
			754.3	(d)
Property, plant and equipment, net	2,968.3	494.9			3,463.2
Operating lease right-of-use assets	862.2	4.0			866.2
Other assets	153.8	24.4	(15.3)	(e)	162.9
Total assets	$14,396.5	$973.2	1,404.7		$16,774.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$2,774.2	$158.7			$2,932.9
Accrued expenses and other current liabilities	770.4	57.7	6.0	(f)	831.6
			(2.5)	(g)
Finance lease obligations—current installments	161.4	30.1			191.5
Operating lease obligations—current installments	107.7	1.1			108.8
Long-term debt - current installments	-	10.2	(10.2)	(e)	-
Total current liabilities	3,813.7	257.8	(6.7)		4,064.8
Long-term debt	3,926.0	187.1	(187.1)	(e)	5,905.2
			1,979.2	(h)
Deferred income tax liability, net	592.3	27.0	(3.9)	(e)	615.4
Finance lease obligations, excluding current installments	776.0	112.1			888.1
Operating lease obligations, excluding current installments	808.7	2.9			811.6
Other long-term liabilities	271.6	0.6	22.4	(f)	294.6
Total liabilities	10,188.3	587.5	1,803.9		12,579.7
Commitments and contingencies
Shareholders’ equity:
Common Stock	1.5	-	-		1.5
Series A Convertible Preferred Stock		142.3	(142.3)	(i)	-
Additional paid-in capital	2,797.2	0.3	(0.3)	(i)	2,797.2
Accumulated other comprehensive income	(1.4)	11.4	(11.4)	(i)	(1.4)
Retained earnings	1,410.9	231.7	(231.7)	(i)	1,397.4
			(13.5)	(g)
Total shareholders’ equity	4,208.2	385.7	(399.2)		4,194.7
Total liabilities and shareholders’ equity	$14,396.5	$973.2	1,404.7		$16,774.4

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 5. Balance Sheet Pro Forma Adjustments.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

Note 1. Basis of Presentation

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). PFG has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary to assist in understanding the post-combination company upon consummation of the proposed transactions.
The unaudited pro forma combined statement of operations for the three months ended September 28, 2024 has been derived from the following:
•
The unaudited consolidated statement of operations of PFG for the three-month period ended September 28, 2024
•
The unaudited consolidated statement of operations of Cheney Bros. for the three-month period ended August 31, 2024
The unaudited pro forma combined statement of operations for the fiscal year ended June 29, 2024 has been derived from the following:
•
The audited consolidated statement of operations of PFG for the fiscal year ended June 29, 2024
•
The audited consolidated statement of operations of Cheney Bros. for the fiscal year ended May 31, 2024

The unaudited pro forma combined balance sheet has been derived from the following:

•
The unaudited consolidated balance sheet of PFG as of September 28, 2024
•
The unaudited consolidated balance sheet of Cheney Bros. as of August 31, 2024

The pro forma adjustments have been prepared as if the transaction occurred on September 28, 2024 in the case of the unaudited pro forma combined balance sheet and on July 2, 2023 in the case of the unaudited pro forma combined statements of operations for the three months ended September 28, 2024 and fiscal year ended June 29, 2024. The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial statements in accordance with Article 11 of Regulations S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The Cheney Bros. adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effect of the transaction will differ from the pro forma adjustments. However, PFG management believes that the assumptions used provide a reasonable basis for presenting the significant effect of the transaction, and that the pro forma adjustments in the unaudited pro forma combined financial statements give appropriate effect to the assumptions. The effects on the unaudited pro forma combined financial statements of the transaction described above are more fully described in Note 4 and Note 5.

Note 2. Summary of Significant Accounting Policies

The accounting policies followed in preparing the unaudited pro forma combined financial statements are those used by PFG as set forth in the audited historical financial statements and notes of PFG included in its Annual Report on Form 10-K for the fiscal year ended June 29, 2024 and those updated as a result of the adoption of new accounting standards in the unaudited historical financial statements and notes of PFG included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2024, as filed. The unaudited pro forma combined financial statements reflect any adjustments known and estimable at this time to conform Cheney Bros.’ historical financial information to PFG’s significant accounting policies based on PFG’s review of Cheney Bros.’ summary of significant accounting policies, as disclosed in the Cheney Bros. historical financial statements incorporated by reference, and discussions with Cheney Bros. management. Upon completion of a more comprehensive comparison and assessment, additional differences may be identified.

Note 3. Purchase Price and Preliminary Purchase Price Allocation

On October 8, 2024, PFG acquired Cheney Bros. for $2.0 billion, consisting of $1,963.2 million of cash consideration paid at the time of the closing of the transaction and $28.4 million of deferred consideration. The deferred consideration is reported at fair value, which is the present value of the guaranteed cash payments to the seller on a quarterly basis over the next five years. The cash consideration portion of the purchase price was financed with borrowings under PFG’s asset-based revolving credit facility (“ABL Facility”).

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Cheney Bros. are recorded at fair value on the acquisition date and added to those of PFG. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. The final determination of the purchase price allocation is dependent upon certain valuation and other studies as of the acquisition date that have not yet been completed. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of Cheney Bros., based on Cheney Bros.’ consolidated balance sheet as of August 31, 2024, with all excess value over consideration paid recorded as goodwill.

(In millions)
Total current assets	$470.0
Property, plant and equipment	494.9
Intangible assets	754.3
Goodwill	645.6
Operating lease right-of-use assets	4.0
Other assets	9.1
Total assets	2,377.9
Total current liabilities	247.6
Finance lease obligations, excluding current installments	112.1
Operating lease obligations, excluding current installments	2.9
Other long-term liabilities	23.7
Total liabilities	386.3
Total estimated purchase price	$1,991.6
Note 4. Income Statement Pro Forma Adjustments

(a) Reflects the removal of Cheney Bros. amortization of intangible assets.

(b) Reflects an estimate of the amortization of intangible assets acquired. Amortization is expected to be recognized on a straight-line basis over a weighted average useful life of approximately 9.1 years.

(c) Transactions costs of $16.0 million incurred by PFG and associated tax benefit of $4.2 million are included in the unaudited proforma combined statement of operations results for the fiscal year ended June 29, 2024.

(d) Reflects the compensation expense for retention bonuses payable to certain Cheney Bros. employees upon the one year and two year anniversaries of the closing of the transaction.

(e) Reflects the removal of Cheney Bros. previously recorded interest expense and amortization of deferred financing costs related to debt PFG did not assume in the transaction.

(f) Reflects adjustments to interest expense related to pro forma long-term debt. As discussed in note (h) within Note 5. Balance Sheet Pro Forma Adjustments, PFG issued the Notes due 2023 (as defined below) and used the net proceeds to pay down a portion of the outstanding balance under the ABL Facility. Additionally, PFG funded the cash consideration for the Cheney Bros. acquisition and the acquisition-related transaction costs with borrowings under the ABL Facility. The pro forma adjustment reflects the additional interest expense for the Notes due 2032 and borrowings under the ABL Facility, net of the interest benefit for the pay down of the ABL Facility with the net proceeds from the Notes due 2032. For purposes of this calculation, PFG applied the stated 6.125% rate for the Notes due 2032 and a current ABL Facility interest rate at the time the pro forma financial information was prepared. Interest expense may be higher or lower if PFG’s actual variable interest rate or credit ratings change. A change in assumed interest rates of 12.5 basis points for new variable rate debt would change the pro forma annual interest expense by $2.5 million and the pro forma three-month period interest expense by $0.6 million. This pro forma adjustment also reflects the amortization of deferred financing costs related to the debt incurred.

(g) Reflects income taxes on pro forma adjustments based on an estimated statutory tax rate of 26.0%.

Note 5. Balance Sheet Pro Forma Adjustments

(a) Reflects the fair value adjustment of inventory.

(b) Reflects the removal of Cheney Bros. previously recorded goodwill and intangible assets.

(c) Reflects the excess of PFG's consideration paid over the amount of identifiable assets and liabilities assumed in the transaction as shown in Note 3 above.

(d) Reflects an estimate of the fair values of intangible assets identified as follows:

(In millions)		Useful Lives
Intangible assets with definite lives
Customer relationships	$589.7	10 years
Trade names and trademarks	164.6	7 years
Total intangible assets with definite lives	$754.3

(e) Reflects the removal of Cheney Bros. previously recorded interest rate swap derivatives, as well as the related deferred tax liability, and debt PFG did not assume in the transaction.

(f) Reflects the fair value of the deferred consideration payable to the seller on a quarterly basis over the next five years.

(g) PFG incurred $16.0 million of audit, legal and advisory transaction fees which are considered non-recurring costs. As of September 28, 2024, PFG had accrued $2.5 million related to advisory fees and the remaining $13.5 million is reflected as a pro forma adjustment to retained earnings.

(h) PFG intended to use the net proceeds from the issuance of new senior unsecured notes, together with borrowings under the ABL Facility, to finance the cash consideration in connection with the acquisition and to pay the fees, expenses and other transaction costs incurred in connection with the issuance of the new senior unsecured notes. In September 2024, PFG issued and sold $1.0 billion aggregate principal amount of its 6.125% Senior Notes due 2023 (the “Notes due 2032”). The PFG balance sheet as of September 28, 2024 reflects the issuance of the $1.0 billion Notes due 2032, net of debt issuance costs of $10.2 million. Since there was no requirement to hold the funds in escrow until the Cheney Bros. acquisition closed, the net proceeds of $991.8 million for the Notes due 2032 were used to pay down a portion of the outstanding balance of the ABL Facility.

PFG’s ABL Facility amended and restated its prior credit agreement. The ABL Facility increased the total revolving commitments from $4.0 billion under the prior credit agreement to $5.0 billion under the ABL Facility and extended the maturity date from September 17, 2026 under the prior credit agreement to September 9, 2029 under the ABL Facility. The PFG balance sheet as of September 28, 2024 reflects $21.6 million of deferred financing costs in connection with the amended ABL Facility within other intangible assets, net. PFG funded the $1,963.2 million of cash consideration for the Cheney Bros. acquisition and PFG’s $16.0 million of audit, legal and advisory transaction fees related to the acquisition with borrowings under the ABL Facility.

(i) Reflects the removal of Cheney Bros. previously recorded preferred stock, additional paid-in capital, accumulated other comprehensive income, and retained earnings.